Exhibit 99.1

Amesite Partners with Enriched Business Strategies LLC to Bring Leadership Development Practice to the Virtual Space

DETROIT, Sept. 30, 2020 /PRNewswire/ -- Amesite Inc., an artificial intelligence software company providing online learning ecosystems for business, higher education, and K-12, announced today it was partnering with Enriched Business Strategies LLC to bring EBS’s leadership development practice to an online platform.

“With so many people still working from home, we need to implement solutions to get them the training and consulting services they would be getting if they were still in the office. The recent U.S. Census Household Pulse Survey found that some metro areas still have really high work from home rates. Washington, D. C., for example, has 56% of the adult population teleworking,” said Amesite CEO and Founder Dr. Ann Marie Sastry. “Even as people start to return to office environments, it’s going to happen slowly, and you are going to have people who are never comfortable coming back. We are excited to provide a remote training solution to another key sector of the Country’s economy to help it get moving again.”

Enriched Business Strategies’ partnership with Amesite will formally launch later this year with an enhanced version of the leadership development curriculum EBS had been providing in person before the pandemic struck.

“As businesses are forced to adapt to a whole new work environment, our approach to leadership development has pivoted to meet our clients’ current challenges,” said Dan Suwyn, Partner at Enriched Business Strategies. “Using brain-savvy and business-tested concepts, we help our clients achieve excellence in performance. By partnering with Amesite, we are able to take our workshops and launch them online, expanding our reach and ability to serve our clients.”

Over the past two decades, the EBS team has improved performance at more than 50 global companies through interactive leadership workshops for 25,000 employees.

In recent months, Amesite has been working throughout the educational and business sectors to facilitate new remote needs for clients. Founded in 2017, Amesite uses artificial intelligence technologies to provide customized environments, up-to-the-minute, curated content, and easy-to-manage interfaces for instructors and students and learners. They have remote learning and working platforms that have been deployed around the Country and this move into the business and management consulting sector is a crucial next step in helping the economy recover.

“We want to get people back to work wherever they feel it is comfortable to do so and we want them to have the tools that let them be as productive as they were when they were in the office,” Sastry said. “As the economy restructures in its recovery, we also want to make sure that the appropriate upskilling opportunities are available to all who need to change their skill set.”

About Amesite Inc.

Amesite is a high tech artificial intelligence software company offering a cloud-based platform and content creation services for K-12, college, university and business education and upskilling. Amesite-offered courses and programs are branded to our customers.  Amesite uses artificial intelligence technologies to provide customized environments for learners, easy-to-manage interfaces for instructors, and greater accessibility for learners in the US education market and beyond.  The Company leverages existing institutional infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, scalable and engaging experiences for learners anywhere.  For more information, visit https://amesite.com.

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